Exhibit 99.1

Stewart Reports Results for the First Quarter 2017

HOUSTON, April 20, 2017 /PRNewswire/ --

  Net income attributable to Stewart of $4.1 million, compared to a net loss of $11.2 million in the prior year quarter
  Total pretax margin improved 490 basis points from prior year quarter
  Total title revenues increased $10.1  million, or 2.5 percent, from prior year quarter
  Total commercial revenues of $46.0 million, up 7.7 percent from prior year quarter
  Total operating expenses decreased $16.8 million, or 3.7 percent from prior year quarter
  Title segment pretax income increased $12.9 million from prior year quarter

Stewart Information Services Corporation (NYSE:STC) today reported net income attributable to Stewart of $4.1 million ($0.17 per diluted share) for the first quarter 2017 compared to a net loss attributable to Stewart of $11.2 million ($0.48 per diluted share) for the first quarter 2016. First quarter 2017 results included a $1.7 million ($0.07 per diluted share) net income tax benefit related to previously unrecognized tax credits.

Pretax income before noncontrolling interests for the first quarter 2017 was $5.9 million compared to a pretax loss before noncontrolling interests of $15.7 million for the first quarter 2016.

First quarter 2016 results included:

  $2.8 million of charges recorded in the ancillary services and corporate segment relating to our exit of the delinquent loan servicing operations (including a $1.3 million realized loss associated with early lease termination costs),
  $2.2 million of expenses recorded in the ancillary services and corporate segment associated primarily with a life insurance settlement with a former Class B shareholder,
  $3.6 million of litigation-related accrual recorded in the ancillary services and corporate segment, and
  $1.8 million of other net realized gains composed of $3.8 million of net realized gains recorded within the ancillary services and corporate segment, offset by $2.0 million of net realized losses recorded within the title segment.

"We are pleased with our first quarter results, and encouraged by the solid foundation we have set for the remainder of the year," said Matthew W. Morris, chief executive officer. "We reported pretax income of $6 million, an approximately $22 million improvement on operating revenue growth of $5 million when compared to the prior year quarter. Employee and other operating costs declined almost $20 million due to our ongoing cost discipline as well as the actions taken in 2016 to focus on our core title operations. Gains in operational efficiency were achieved in both the title segment and ancillary services and corporate segment, with pretax margins improving solidly from the prior year's first quarter. We remain focused on generating core title revenue growth in target markets and are investing as necessary in initiatives to that end. We believe that smart revenue growth coupled with further production cost efficiency will yield sustainable margin improvement."

Selected Financial Information
Summary results of operations are as follows (dollars in millions, except per share amounts):

	Three months ended March 31
	2017	2016
Total revenues	443.0	438.2
Pretax income (loss) before noncontrolling interests	5.9	(15.7)
Income tax (benefit)	(0.1)	(6.6)
Net income (loss) attributable to Stewart	4.1	(11.2)
Net income (loss) per diluted share attributable to Stewart	0.17	(0.48)

Title Segment
Summary results of the title segment are as follows (dollars in millions, except pretax margin):

	Three months ended March 31
	2017	2016	% Change

Total revenues	425.8	413.5	3.0%
Pretax income (loss)	12.3	(0.6)	2,086.4%
Pretax margin	2.9%	(0.1)%

The first quarter 2017 results included $0.4 million of net realized gains, compared with $2.0 million of net realized losses during the first quarter 2016, primarily related to additional contingent consideration expenses in connection with a prior year acquisition.

"First quarters are traditionally the weakest of the year for the title industry, and we are encouraged with the progress achieved by our title segment, which generated a $13 million pretax income improvement relative to title revenue growth of $10 million over the prior year quarter," continued Morris. "Revenues in our direct operations grew 1 percent, driven by our commercial and international operations, while revenues from independent agencies grew 4 percent. We continued to benefit from our emphasis on prudent underwriting and risk management, with the first quarter's title loss ratio just below 5 percent, while employee and other operating costs declined 8 percent. We expect to continue seeing modest but sustainable volume and price increases in existing and new home sales driven largely by demographics and the emerging millennial homebuyers, which will further enhance margins going forward."

Direct revenue information is presented below (dollars in millions):

	Three months ended March 31
	2017	2016	% Change

Commercial:
Domestic	41.6	38.7	7.5%
International	4.4	4.0	10.0%
Non-commercial:
Domestic	123.1	128.5	(4.2)%
International	18.3	14.8	23.6%
Total direct revenues	187.4	186.0	0.8%

Non-commercial domestic revenue includes revenues from purchase transactions and centralized title operations. Revenues from purchase transactions decreased 2.2 percent in the first quarter 2017 compared to the prior year quarter, while centralized revenues declined 17.6 percent, primarily due to decreased refinancing transactions. Total international revenues increased 20.7 percent in the first quarter 2017 compared to the prior year quarter, mainly due to transaction volume growth from our Canada operations. Revenues from independent agency operations in the first quarter 2017 increased 3.9 percent compared to the first quarter 2016. The independent agency remittance rate was 18.1 percent in the first quarter 2017 compared to 18.2 percent in the first quarter 2016; while revenues from independent agencies, net of retention, increased 3.4 percent from the prior year quarter.

Ancillary Services and Corporate Segment
Summary results of the ancillary services and corporate segment are as follows (dollars in millions):

	Three months ended March 31
	2017	2016	% Change

Total operating revenues	17.4	22.2	(21.7)%
Pretax loss	(6.4)	(15.1)	57.5%

The decline in the segment's operating revenues in the first quarter 2017 compared to the prior year quarter was primarily due to our exit of the delinquent loan servicing operations completed in the first quarter 2016 and the divestitures of the loan file review, quality control services and government services lines of business at the end of 2016.

The first quarter 2016 results included $2.5 million of net realized gains (composed primarily of a $3.6 million gain due to a reduction in estimated contingent consideration associated with a prior year acquisition, offset by $1.3 million of early lease termination costs related to our exit of the delinquent loan servicing operations) and $7.3 million of other charges (as detailed in the Expenses section below), for a total of $4.8 million of net charges.

Expenses
Expense comparisons for the first quarter 2017 to the prior year quarter included first quarter 2016 charges, recorded in the ancillary services and corporate segment, consisting of:

  $3.6 million of litigation-related accrual,
  $2.2 million of expenses associated primarily with a life insurance settlement with a former Class B shareholder, and
  $1.5 million of depreciation and severance expenses related to our exit of the delinquent loan servicing operations.

As a result of ongoing cost management efforts, as well as a reduction in employee counts tied to volume declines, primarily in our ancillary services operations, employee costs for the first quarter 2017 decreased $10.4 million, or 6.9 percent, from the first quarter 2016. Average employee counts for the first quarter 2017 decreased approximately 9.1 percent from the first quarter 2016. As a percentage of total operating revenues, employee costs for the first quarter 2017 were 31.9 percent, an improvement of 280 basis points compared to 34.7 percent in the prior year quarter.

Other operating expenses for the first quarter 2017 decreased $9.4 million, or 10.7 percent, from the first quarter 2016. As a percentage of total operating revenues, other operating expenses for the first quarter 2017 were 17.9 percent, compared to 20.3 percent in the first quarter 2016. Excluding the non-operating charges discussed above, the other operating expenses ratio in the first quarter 2016 was 18.9 percent.

As a percentage of title revenues, title losses were 4.9 percent in the first quarter 2017 compared to 5.6 percent in the first quarter 2016. Title loss expense decreased to $20.7 million in the first quarter 2017 compared to $23.1 million in the first quarter 2016. The title loss ratio in any given quarter can be significantly influenced by changes in new large claims incurred, escrow losses and adjustments to reserves for existing large claims. The total estimated liability for title losses was $460.1 million at March 31, 2017.

Depreciation and amortization expenses decreased to $6.4 million in the first quarter 2017 compared to $8.3 million in the first quarter 2016, primarily due to the higher depreciation expense recorded in the first quarter 2016 resulting from accelerated depreciation charges relating to our exit from the delinquent loan servicing operations, and the lower amortization expense in the first quarter 2017 as a result of the disposal of certain intangible assets in connection with the divestitures of several lines of the ancillary services business.

Other
Cash flows from operations improved in the first quarter 2017 with net cash used by operations of $19.2 million compared to $31.8 million net cash used in the first quarter 2016. The improvement was primarily due to the net income generated during the first quarter 2017, offset by higher payments of claims.

First Quarter Earnings Call
Stewart will hold a conference call to discuss the first quarter 2017 earnings at 8:30 a.m. Eastern Time on Thursday, April 20, 2017. To participate, dial (888) 632-3384 (USA) and (785) 424-1675 (International) - access code STCQ117. Additionally, participants can listen to the conference call through Stewart's Investor Relations website at www.stewart.com/en/investor-relations/earnings-call.html. The conference call replay will be available from 10:00 a.m. Eastern Time on April 20, 2017 until midnight on April 27, 2017, by dialing (800) 839-2459 (USA) or (402) 220-7218 (International) - the access code is also STCQ117.

About Stewart
Stewart Information Services Corporation (NYSE-STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2016, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED) (In thousands of dollars, except per share amounts and except where noted)

	Three months ended March 31,
	2017	2016
Revenues:
Title insurance:
Direct operations	187,428	186,002
Agency operations	233,349	224,635
Ancillary services	17,304	22,035
Total operating revenues	438,081	432,672
Investment income	4,671	5,070
Investment and other gains - net	287	488
	443,039	438,230
Expenses:
Amounts retained by agencies	191,175	183,844
Employee costs	139,785	150,209
Other operating expenses	78,318	87,711
Title losses and related claims	20,701	23,093
Depreciation and amortization	6,378	8,306
Interest	817	779
	437,174	453,942
Income (loss) before taxes and noncontrolling interests	5,865	(15,712)
Income tax (benefit)	(144)	(6,648)
Net income (loss)	6,009	(9,064)
Less net income attributable to noncontrolling interests	1,922	2,130
Net income (loss) attributable to Stewart	4,087	(11,194)

Net earnings (loss) per diluted share attributable to Stewart	0.17	(0.48)
Diluted average shares outstanding (000)	23,569	23,348

Selected financial information:
Cash used by operations	(19,189)	(31,841)
Other comprehensive income	3,425	9,020

Monthly Order Counts:
Opened Orders 2017:	Jan	Feb	Mar	Total	Closed Orders 2017:	Jan	Feb	Mar	Total
Commercial	3,570	3,578	4,302	11,450	Commercial	2,379	2,174	2,773	7,326
Purchase	17,793	19,064	24,385	61,242	Purchase	11,765	12,022	16,415	40,202
Refi	7,698	6,961	8,797	23,456	Refi	7,241	5,886	6,081	19,208
Other	1,542	1,406	1,648	4,596	Other	784	800	1,614	3,198
Total	30,603	31,009	39,132	100,744	Total	22,169	20,882	26,883	69,934

Opened Orders 2016:	Jan	Feb	Mar	Total	Closed Orders 2016:	Jan	Feb	Mar	Total
Commercial	3,424	3,768	4,139	11,331	Commercial	2,398	2,415	2,805	7,618
Purchase	16,199	19,564	23,318	59,081	Purchase	10,985	12,117	15,607	38,709
Refi	9,054	11,957	12,456	33,467	Refi	8,215	7,506	8,810	24,531
Other	1,134	1,168	1,145	3,447	Other	1,087	1,494	1,204	3,785
Total	29,811	36,457	41,058	107,326	Total	22,685	23,532	28,426	74,643

STEWART INFORMATION SERVICES CORPORATION CONDENSED BALANCE SHEETS (In thousands of dollars)

	March 31, 2017 (Unaudited)	December 31, 2016
Assets:
Cash and cash equivalents	122,575	185,772
Short-term investments	22,836	22,239
Investments in debt and equity securities available-for-sale, at fair value	656,199	631,503
Receivables – premiums from agencies	32,253	31,246
Receivables – other	52,487	50,177
Allowance for uncollectible amounts	(9,691)	(9,647)
Property and equipment, net	71,840	70,506
Title plants, at cost	75,313	75,313
Goodwill	217,094	217,094
Intangible assets, net of amortization	9,975	10,890
Deferred tax assets	3,863	3,860
Other assets	53,224	52,771
	1,307,968	1,341,724
Liabilities:
Notes payable	100,845	106,808
Accounts payable and accrued liabilities	88,401	115,640
Estimated title losses	460,142	462,572
Deferred tax liabilities	9,480	7,856
	658,868	692,876
Stockholders' equity:
Common Stock and additional paid-in capital	181,371	180,959
Retained earnings	468,844	471,788
Accumulated other comprehensive loss	(5,456)	(8,881)
Treasury stock	(2,666)	(2,666)
Stockholders' equity attributable to Stewart	642,093	641,200
Noncontrolling interests	7,007	7,648
Total stockholders' equity	649,100	648,848
	1,307,968	1,341,724

Number of shares outstanding (000)	23,710	23,431
Book value per share	27.38	27.69

STEWART INFORMATION SERVICES CORPORATION SEGMENT INFORMATION (In thousands of dollars)

Three months ended:	Mar 31, 2017			Mar 31, 2016
	Title	Ancillary Services and Corporate	Consolidated	Title	Ancillary Services and Corporate	Consolidated
Revenues:
Operating revenues	420,714	17,367	438,081	410,482	22,190	432,672
Investment income	4,671	-	4,671	5,070	-	5,070
Investment and other gains (losses) - net	410	(123)	287	(2,012)	2,500	488
	425,795	17,244	443,039	413,540	24,690	438,230
Expenses:
Amounts retained by agencies	191,175	-	191,175	183,844	-	183,844
Employee costs	128,160	11,625	139,785	131,030	19,179	150,209
Other operating expenses	68,254	10,064	78,318	71,033	16,678	87,711
Title losses and related claims	20,701	-	20,701	23,093	-	23,093
Depreciation and amortization	5,226	1,152	6,378	5,158	3,148	8,306
Interest	3	814	817	-	779	779
	413,519	23,655	437,174	414,158	39,784	453,942
Income (loss) before taxes	12,276	(6,411)	5,865	(618)	(15,094)	(15,712)

Appendix A
Adjusted revenues and adjusted EBITDA

Management uses a variety of financial and operational measurements other than its financial statements prepared in accordance with United States Generally Accepted Accounting Principles (GAAP) to analyze its performance. These include: (1) adjusted revenues, which are reported revenues adjusted for any net realized gains and losses and (2) net income after earnings from noncontrolling interests and before interest expense, income tax expense, and depreciation and amortization and adjusted for net realized gains and losses, certain significant litigation expenses and non-operating costs such as severance, consulting and third-party provider transition costs, component exit-related costs and prior policy year reserve adjustments (adjusted EBITDA). Management views these measures as important performance measures of core profitability for its operations and as key components of its internal financial reporting. Management believes investors benefit from having access to the same financial measures that management uses.

The following tables reconcile the non-GAAP financial measurements used by management to our most directly comparable GAAP measures for the three months ended March 31, 2017 and 2016 (dollars in millions).

	Quarter Ended March 31,
	2017	2016	% Change

Revenues	443.0	438.2
Less: Net realized gains	(0.3)	(0.5)
Adjusted revenues	442.7	437.7	1.1%

Net income (loss) attributable to Stewart	4.1	(11.2)
Noncontrolling interests	1.9	2.1
Income taxes	(0.1)	(6.6)
Income (loss) before taxes and noncontrolling interests	5.9	(15.7)
Litigation expense	-	3.6
Other non-operating charges*	-	2.6
Net realized gains	(0.3)	(0.5)
Adjusted income (loss) before taxes and noncontrolling interests	5.6	(10.0)
Depreciation and amortization	6.4	8.3
Interest expense	0.8	0.8

Adjusted EBITDA	12.8	(0.9)	1,522.2%

*Excludes non-operating accelerated depreciation charges of $1.1 million for the quarter ended March 31, 2016 as they were already included within the Depreciation and amortization line.

CONTACT: Nat Otis, SVP - Finance and Director of Investor Relations, (713) 625-8360